                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                        NATIONAL COMPUTER SYSTEMS, INC.
                                       AT
                              $73.00 NET PER SHARE
                                       BY
                        PN ACQUISITION SUBSIDIARY INC.,
                     A WHOLLY OWNED INDIRECT SUBSIDIARY OF
                                  PEARSON PLC

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  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON THURSDAY, SEPTEMBER 7, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                  August 7, 2000

To Brokers, Dealers, Banks,
Trust Companies and Other Nominees

    We have been engaged by PN Acquisition Subsidiary Inc., a Minnesota corporation (the "Purchaser") and a wholly owned indirect subsidiary of Pearson plc, a public limited company registered in England and Wales ("Parent") to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $0.03 per share (the "Common Stock"), including the associated preferred stock purchase rights (the "Rights" and together with the Common Stock, the "Shares"), of National Computer
Systems, Inc., a Minnesota corporation (the "Company"), at $73.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated August 7, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

    Enclosed herewith are copies of the following documents:

    1. Offer to Purchase dated August 7, 2000;

    2. Letter of Transmittal to be used by shareholders of the Company in accepting the Offer (facsimile copies of the Letter of Transmittal may be used to tender the Shares);

    3. The Letter to Shareholders of the Company from the Chairman of the Board and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

    4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. Notice of Guaranteed Delivery with respect to Shares;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope addressed to ChaseMellon Shareholder Services, L.L.C., as Depositary.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT VALIDLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 OF THE OFFER TO PURCHASE) THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF THE FULLY DILUTED SHARES (AS DEFINED IN SECTION 14 OF THE OFFER TO PURCHASE) ON THE DATE OF PURCHASE, AND (B) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER OR TO THE MERGER AND ANY OTHER WAITING PERIODS UNDER ANY OTHER APPLICABLE MATERIAL COMPETITION, MERGER, CONTROL, ANTITRUST OR SIMILAR LAW OR REGULATION SHALL HAVE EXPIRED OR BEEN TERMINATED.

    We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on September 7, 2000, unless extended.

    The Board of Directors of the Company (at a meeting duly called and held) has (i) determined that the Merger Agreement (as defined below), the Offer and the Merger (as defined below) are fair to and in the best interests of the Company and the Company's shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (iii) resolved to recommend that shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer. A committee of the Board of Directors of the Company, formed pursuant to
Section 302A.673 of the Minnesota Business Corporation Act (at a meeting duly called and held) has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 30, 2000, among Parent, the Purchaser and the Company and amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 4, 2000, among Parent, the Purchaser and the Company (as so amended, the "Merger Agreement") pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the Merger as a wholly owned indirect subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent or the Purchaser or by shareholders, if any, who are entitled to and properly exercise dissenters' rights under Minnesota law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign any or all of its rights and obligations (including the right to purchase Shares in the Offer) to Parent or any wholly owned subsidiary of Parent, but no such assignment shall relieve the Purchaser of its obligations under the Merger Agreement.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)) with respect to such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed, and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

    Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offering materials to your customers.

    Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PARENT, THE PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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